                                                                  EXHIBIT 10.18

                                     LEASE

                  (SINGLE-TENANT SINGLE BUILDING MODIFIED NET)

                                 by and between

                   CILKER REVOCABLE TRUST OF OCTOBER 9, 1990

                                  ("Landlord")

                                      and

                                JT STORAGE, INC.

                                   ("Tenant")



                     For the 52,000 Square Foot Premises at
                   166 Baypointe Parkway, San Jose, CA 95134

                             LEASE SUMMARY


     Lease Date:                      June 15, 1995
                                      ----------------------------
     Landlord:                        Cilker Revocable Trust
                                      -----------------------------
                                      of October 9, 1990
                                      -----------------------------

     Address of Landlord:             1631 Willow Street, Suite 225
                                      -----------------------------
                                      San Jose, CA  95125
                                      -----------------------------

     Tenant:                          JT Storage, Inc.
                                      -----------------------------
     Address of Tenant:               1289 Anvilwood
                                      -----------------------------
                                      Sunnyvale, CA  94086
                                      -----------------------------

     Contact:                         Burton R. Feldstein
                                      -----------------------------
     Telephone:                       (408) 747-1315
                                      -----------------------------


Building Address:                     166 Baypointe Parkway
                                      -----------------------------
                                      San Jose, CA  95134
                                      -----------------------------

Premises Square Footage:              52,000
                                      -----------------------------
Building Square Footage:              52,000
                                      -----------------------------
Anticipated Commencement Date:        July 1, 1995
                                      -----------------------------
Term:                                 Five (5) Years
                                      -----------------------------
Base Monthly Rent:                    $40,820.00/month
                                      -----------------------------
Security Deposit:                     $46,020.00
                                      -----------------------------
Tenant's Percentage:                  100%
                                      -----------------------------

                                     LEASE
                                     -----

                  (SINGLE TENANT SINGLE BUILDING MODIFIED NET)

                               Table of Contents
                               -----------------

PARAGRAPH                                                                 PAGE
- ---------                                                                 ----

    1     Parties                                                           1

    2     Premises                                                          1

    3     Definitions                                                       1

    4     Lease Term                                                        3

    5     Rent                                                              3

    6     Late Payment Charges                                              4

    7     Security Deposit                                                  4

    8     Holding Over                                                      4

    9     Tenant Improvements                                               5

   10     Condition of Premises                                             5

   11     Use of the Premises                                               5

   12     Quiet Enjoyment                                                   7

   13     Alterations                                                       7

   14     Surrender of the Premises                                         8

   15     Real Property Taxes                                               9

   16     Utilities and Services                                            9

   17     Repair and Maintenance                                           10

   18     Liens                                                            12

   19     Landlord's Right to Enter the Premises                           12

   20     Signs                                                            13

   21     Insurance                                                        13

   22     Waiver of Subrogation                                            15

   23     Damage or Destruction                                            15

   24     Condemnation                                                     17

   25     Assignment and Subletting                                        17

   26     Default                                                          18


                                      (i)

PARAGRAPH                                                                 PAGE
- ---------                                                                 ----

   27     Subordination                                                    20

   28     Notices                                                          21

   29     Attorney's Fees                                                  21

   30     Estoppel Certificates                                            21

   31     Transfer of the Premises by Landlord                             22

   32     Landlord's Right to Perform Tenant's Covenants                   22

   33     Tenant's Remedy                                                  22

   34     Mortgagee Protection                                             22

   35     Brokers                                                          23

   36     Acceptance                                                       23

   37     Modifications for Lender                                         23

   38     Parking                                                          23

   39     General                                                          23

   40     Option to Renew                                                  24

   41     Approvals                                                        25

   42     Reasonable Expenditures                                          25



                               TABLE OF EXHIBITS
                               -----------------


          EXHIBIT A                  The Premises
          ---------

          EXHIBIT B                  The Property
          ---------

          EXHIBIT C                  Work Letter Agreement
          ---------

          EXHIBIT D                  Commencement Date Memorandum
          ---------

          EXHIBIT E                  CC&R'S
          ---------


                                      (ii)

                                        LEASE

                 (SINGLE TENANT BUILDING ON SINGLE-BUILDING PROPERTY)

     1.    Parties.

           THIS LEASE (the "Lease"), dated June 15th, 1995, is entered into by and between The Cilker Revocable Trust of October 9, 1990 ("Landlord"), whose address is 1631 Willow Street, Suite 225, San Jose, California 95125 and JT Storage, Inc., a Delaware corporation ("Tenant"), whose address is 1289 Anvilwood, Sunnyvale, California 94086.

     2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises consisting of approximately fifty two thousand (52,000) square feet, as shown in EXHIBIT "A" (the "Premises") in that certain building commonly known as 166 Baypointe Parkway (the "Building"), as further defined in Paragraph 3.B., in the City of San Jose, County of Santa Clara (the "County"), California located on that certain real property consisting of approximately three and 4/100ths (3.04) acres as more particularly described in EXHIBIT "B", (the "Property") together with a right to the Outside Area as defined in Paragraph 3.E.

     3. Definitions. The following terms shall have the following meanings in this Lease:

           A. Alterations. Any alterations, additions or improvements made in, on or about the Building or the Premises after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, partitioning, drapery and carpentry installations.

           B. Building. That certain building on the Property consisting of approximately fifty two thousand (52,000) square feet.

           C. CC&R's. Those certain covenants, conditions and restrictions recorded at Page 94 Book 1771 on August 2, 1984 of the official Records of Santa Clara County, State of California, as attached hereto as EXHIBIT "E".

           D. Commencement Date. The Commencement Date of this Lease shall be the first day of the Term determined in accordance with Paragraph 4.A.

           E. Outside Area. All areas and facilities within the Property and outside the Premises, including, without limitation, the roof, parking areas, sidewalks, landscaped areas, service areas, trash disposal facilities, and similar areas and facilities.

           F.    HVAC. Heating, ventilating and air conditioning.

           G. Interest Rate. Ten percent (10%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.

           H. Landlord's Agents. Landlord's authorized agents, partners, subsidiaries, directors, officers, contractors and employees.

        I. Base Monthly Rent. The rent payable pursuant to Paragraph 5.A., as adjusted from time to time pursuant to the terms of this Lease.

        J. Real Property Taxes. Any form of association fee, assessment, license, fee, rent tax, levy, penalty (if a result of Tenant's delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Property or any part thereof or the rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Property or the Premises or any part thereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Property; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Property whether or not now customary or within the contemplation of the parties; or (v) surcharged against the parking area.
As of the date hereof, the parties acknowledge that an association fee is levied against the Premises.

        K.  Rent.  Monthly Rent plus the Additional Rent defined in Paragraph
5.B.

        L.  Security Deposit.  That amount paid by Tenant pursuant to Paragraph
7.

        M. Sublet. Any transfer, sublet, assignment, license or concession agreement, change of ownership, mortgage, or hypothecation of this Lease or the Tenant's interest in the Lease or in and to all or a portion of the Premises.

        N. Subrent. Any consideration of any kind received, or to be received, by Tenant from a subtenant if such sums are related to Tenant's interest in this Lease or in the Premises, including, but not limited to, bonus money and payments (in excess of book value) for Tenant's assets including its trade fixtures, equipment and other personal property, goodwill, general intangibles, and any capital stock or other equity ownership of Tenant.

        O. Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

        P. Tenant Improvements and Work Letter Agreement. Those certain improvements to the Premises to be constructed by Landlord as outlined in the Work Letter Agreement, pursuant to EXHIBITS "C" and "C-1".

        Q. Tenant Improvements Allowance. The cost allowance provided by Landlord for the construction of the Tenant Improvements as further described in EXHIBIT "C".

        R. Tenant's Percentage. The percentage of the area of the Premises to the total area of the Building. Tenant's Percentage is agreed to be one hundred percent (100%) for the purpose of this Lease.

        S. Tenant's Personal Property. Tenant's trade fixtures, furniture, telephone and computer equipment and cabling equipment and other personal property in the Premises.

        T. Term. The term of this Lease set forth in Paragraph 4.A., as it may be extended hereunder pursuant to any options to extend granted herein.

     4.  Lease Term.

         A. Term. The Term of this Lease shall be a period of five (5) years, beginning on the Commencement Date of July 1, 1995 (subject to Paragraph 5.A of the Work Letter Agreement), and terminating on June 30, 2000, unless sooner terminated, subject to any extensions granted hereunder. Tenant agrees that if Landlord, for any reason whatsoever, is unable to deliver possession of the Premises on the anticipated Commencement Date, Landlord shall not be liable to Tenant for any loss or damage therefrom, nor shall this Lease be void or voidable. In such event, the Commencement Date, termination date and all other dates of this Lease shall be extended to conform to the date of Landlord's tender of possession of the Premises to Tenant, in the condition required by Paragraph 5.A of the Work Letter Agreement, and Tenant shall not be obligated to pay Monthly Rent or other sums due Landlord hereunder until possession of the Premises is tendered to Tenant as provided therein. If the Commencement Date is delayed beyond the anticipated Commencement Date for any reason other than a delay by Tenant, Landlord shall use all reasonable efforts to accommodate occupancy in that portion of the second floor of the Premises which is ready for occupancy which occupancy shall be on all terms and conditions set forth herein, except for the payment of Monthly Rent and Additional Rent.

         B. Early Entry. Tenant will be permitted access to the Premises prior to the Commencement Date for the purpose of fixturing or any other purpose permitted by Landlord. Such early entry shall be at Tenant's sole risk and subject to all the terms and provisions hereof, except for the payment of Monthly Rent and Additional Rent. Landlord shall have the right to impose such reasonable additional conditions on Tenant's early entry as Landlord shall deem appropriate, and shall further have the right to require that Tenant execute an early entry agreement containing such conditions prior to Tenant's early entry.

         C. Termination. Either party, at its option, may terminate this Lease by giving written notice of its election to terminate to the other party if the Commencement Date has not occurred on or before September 1, 1995, through no fault of the terminating party and provided that the party seeking to terminate this Lease has used its best efforts to perform the obligations of such party which are required to be performed in advance of the Commencement Date.

     5.  Rent.

         A. Base Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, for each calendar month of the Term, commencing on the day fifteen (15) days after the Commencement Date (the "Rent Start Date"), Base Monthly Rent in the amount set forth below, in advance, on the first day of each calendar month, without abatement, deduction, claim, offset, prior notice or demand. Additionally, Tenant shall pay, as and with the Base Monthly Rent, the estimated monthly Additional Rent as set forth in Paragraph 5.B herein, as adjusted from time to time hereunder. Tenant shall deposit with Landlord upon mutual execution of this Lease the sum of Forty Thousand Eight Hundred Twenty and no/100ths Dollars ($40,820.00) to be applied to the Base Monthly Rent for the first month for which it is due. Tenant shall pay the Base Monthly Rent on the amount and for the months set forth below, and otherwise as provided in this Paragraph 5.A:

            Base Monthly Rent        Months 01-24       $40,820.00
                                     Months 25-48       $43,420.00
                                     Months 49-60       $46,020.00

         B. Additional Rent. All monies required to be paid by Tenant under this Lease, including, without limitation, Real Property Taxes pursuant to Paragraph 15., Outside Area Expenses pursuant to Paragraph 17., insurance premiums pursuant to Paragraph 21., and any association fee shall be deemed Additional Rent.

          C. Prorations. If the Commencement Date is not the first (1st) day of a month, or if the termination date of this Lease is not the last day of a month, a prorated installment of Monthly Rent based on a thirty (30) day month shall be paid for the fractional month during which the Lease commences or terminates.

     6.  Late Payment Charges.

         Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. therefore, if any installment of Rent or any other charge due from Tenant is not received by Landlord within five (5) days after such amount shall be due and after Landlord has made a reasonable effort to contact Tenant regarding such late payment, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge for every month or portion thereof that the Rent or other charges remain unpaid. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant.

Initials:

              WHE LAC                                   JSP
- ---------------------------------       -----------------------------------
Landlord      MCA AP                    Tenant

     7.  Security Deposit.

          Tenant shall deposit with Landlord upon execution the sum of Forty
Six Thousand Twenty and no/100ths. Dollars ($46,020.00) as the Security Deposit for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant commits an event of default as defined in Paragraph 26 hereof, with respect to any provision of this Lease, and after the period to cure the default has elapsed, Landlord may apply all or any part of the Security Deposit for the payment of any rent or other sum in default, the repair of such damage to the Premises or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default to the full extent permitted by law. If any portion of the Security Deposit is so applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, however, Tenant shall be entitled to interest on the Security Deposit.
If Tenant is not otherwise in default pursuant to Paragraph 14 herein, so much of the Security Deposit as has not been properly applied hereunder, including interest, shall be returned to Tenant within thirty (30) days of termination of the Lease.

     8.  Holding Over.

          If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord, such tenancy shall be month-to-month only and shall not constitute a renewal or extension for any further term. If Tenant remains in possession either with or without Landlord's consent, Base Monthly Rent shall be increased to an amount equal to one hundred twenty-five percent (125%) of the Base Monthly Rent payable during the last month of the Term, and any other sums due under this Lease shall be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy shall be subject to every other term, condition, and covenant contained herein. If Tenant fails to surrender the Premises upon the expiration of the Term despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation any claim made by a succeeding tenant, resulting from Tenant's failure to surrender.

         9.  Tenant Improvements.

             Landlord agrees to construct such Tenant Improvements pursuant to the terms of Exhibits "C" and "C-1" herein.

        10.  Condition of Premises.

             Landlord represents and warrants that, as of the Commencement Date, the Premises and all elements of the Premises, including the sidewalks, driveways, parking lot, mechanical, electrical, plumbing, truck doors, roof and roofing system (including roof membrane) will be in good operating condition and repair. Any damage to the Premises caused by Tenant's move-in shall be repaired or corrected by Tenant, at its expense. Tenant acknowledges that neither Landlord nor its Agents have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its Agents agreed to undertake any Alterations or construct any Tenant Improvements to the Premises except as expressly provided in this Lease. If Tenant fails to submit a punchlist to Landlord within forty-five (45) days of occupancy or lease commencement, whichever is sooner, then it shall be deemed that there are no Tenant Improvement items needing additional work or repair, other than as may be required because of latent defects or conditions which were not reasonably discoverable by Tenant. Landlord's contractor shall complete all reasonable punchlist items within forty-five (45) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of such punchlist items, Tenant shall approve such completed items in writing to Landlord. If Tenant fails to approve such items within fourteen (14) days of written notice of completion, such items shall be deemed approved by Tenant.

        11.  Use of the Premises.

             A. Tenant's Use. Tenant shall use the Premises solely for office/R&D, light manufacturing, test & assembly, engineering, distribution & storage and shall not use the Premises for any other purpose without obtaining the prior written consent of Landlord. Tenant shall have the exclusive use of all Outside Areas on the Property, subject only to the reasonable requirements of Landlord to perform Landlord's obligations, or exercise the rights reserved to Landlord, hereunder.

             B.  Compliance.

                 (i) The parties acknowledge that the Premises consist, in part, of the existing Building which may not comply with legal and other requirements which would be applicable to buildings newly-constructed as of the date of this Lease. Subject to that limitation, Landlord represents and warrants that to the best of his knowledge, as of the Commencement Date, no condition on, in or about the Premises or the Property, or any improvements thereon, shall violate any requirements of covenants, conditions, restrictions and encumbrances ("CC&R's), insurance underwriter's requirements, or any rules, regulations, statutes, ordinances, laws of building codes, (collectively, "Laws") applicable thereto, including current building code requirements for seismic and structural strength, the Americans with Disabilities Act of 1990, as amended, or Title 24.

          Tenant shall not use the Premises or suffer or permit anything to be done by any agent, employee, contractor or invitee of Tenant, in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of public authorities now in force or which may hereafter be in force, or relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load determined by Landlord or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow such to remain outside the Building proper, except in the enclosed trash areas provided. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building. If applicable Laws, CC&R's or insurance underwriter's requirements require the construction of any improvement on, in or about the Premises which would properly be capitalized under generally acceptable accounting principles (a "Capital Improvement"), except as provided below, Landlord shall construct the Capital Improvement and, provided that the cost of such Capital Improvement is properly reimbursable by Tenant hereunder, Tenant shall pay to Landlord, with each monthly installment of Base Rent coming due after completion of the Capital Improvement in question and receipt of Landlord's statement of the cost therefor, an amount equal to the cost of such Capital Improvement amortized over its useful life (as reasonably determined by the manufacturer or supplier of the item in question, where applicable in equal monthly installments, until the earlier of the expiration of the term of this Lease or the end of the useful life of the Capital Improvement. If applicable Laws, CC&R's or insurance underwriter's requirements require the construction of any Capital Improvement as the result of a particular or unique use of the Premises made by Tenant, Tenant shall construct such Capital Improvement at its sole cost. Tenant shall not be required to construct or pay the cost of complying with any CC&R's, insurance underwriter's requirements or Laws regarding the presence of hazardous or toxic materials, unless the hazardous or toxic materials in question were stored, used or disposed of by Tenant, its agents, employees or contractors on or about the Premises.

          (ii) In particular, Tenant, at its sole cost, shall comply with all laws relating to the storage, use and disposal of hazardous, toxic or radioactive matter by Tenant, its agents, employees or contractors, including those materials identified in Sections 66680 through 66685 of title 22 of the California Code of Regulations, Division 4, Chapter 30 as they may be amended from time to time (collectively "Toxic Materials"). If Tenant does store, use or dispose of any Toxic Materials, Tenant shall notify Landlord in writing at least ten (10) days prior to their first appearance on the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord and its Agents harmless from and against all claims, costs and liabilities, including attorneys' fees and costs, arising out of or in connection with its storage, use and disposal of Toxic Materials by Tenant, its agents, employees or contractors. Tenant shall further be solely responsible for and shall defend, indemnify and hold Landlord and its Agents harmless from and against all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with the removal, clean-up and restoration work and materials necessary to comply with the requirements of the governmental agency having jurisdiction over the removal or remediation of the materials involved, and return the Premises and any other property of whatever nature to their condition existing prior to the appearance of the Toxic Materials on the Premises. If any governmental agency or the beneficiary of any deed of trust covering the Property requires any testing of the Premises or the

Property, including the soil or groundwater of the Property, to ascertain whether there has been any release of Toxic Materials in, on or about the Premises or the Property, Landlord shall have the right to install monitoring wells on or about the Outside Area and to perform such other tests and investigations of the Premises and the Property for such purpose. Tenant shall reimburse Landlord as Additional Rent for the reasonable cost of such tests and investigations and of the installation, maintenance, repair and replacement of such monitoring wells or other measuring devices if the results of such tests and investigations disclose the existence of facts which give rise to the liability of Tenant pursuant to the indemnity provisions of this Paragraph 11.B(ii). Tenant's obligations hereunder shall survive the termination of this Lease. Landlord represents and warrants that to the best of his knowledge it has provided true, accurate and complete copies of all reports, studies, assessments and other materials or correspondence provided to Landlord or prepared by any third party in connection with the investigation of the Property for the presence of Toxic Materials.

               Landlord shall hold Tenant harmless from and against all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with the presence of any Toxic Materials on or about the Property, from any source, other than those Toxic Materials for which Tenant or Tenant's agents are responsible hereunder.

    12.  Quiet Enjoyment.

         Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

    13.  Alterations.

         After the Commencement Date, Tenant shall not make or permit any Alterations in, on or about the Premises, except for non structural Alterations, not exceeding Twenty-Five Thousand Dollars ($25,000.00) in cost, without the prior written consent of Landlord, and according to plans and specifications approved in writing by Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing Tenant shall not, without the prior written consent of Landlord, make any:

         (i)  Alterations to the exterior of the Building;

         (ii) Alterations to and penetrations of the roof of the Building (provided that Tenant shall be entitled to install such satellite dishes or antennae the placement of which on the roof is reasonably necessary in the conduct of Tenant's business in the Premises, subject to the reasonable requirements of Landlord; and

         (iii) Alterations visible from outside the Premises, including Common Area, to which Landlord may withhold Landlord's consent on wholly aesthetic grounds.

         All Alterations shall be installed at Tenant's sole expense, in compliance with all applicable laws and the CC&R's, by a licensed contractor, shall be done in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. All Alterations, trade fixtures and Tenant's Personal Property installed in the Premises at Tenant's expense ("Tenant's Property") shall at all times remain Tenant's Property and Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Except for Alterations which cannot be removed without injury to the Premises, at any time Tenant may remove Tenant's Property from the Premises, provided Tenant repairs all damage caused by such removal. At the time that Landlord consents to any proposed

Alteration, and otherwise, within fifteen (15) days of written request, Landlord shall advise Tenant in writing whether it will require Tenant to remove any Alterations from the Premises upon termination of the Lease. If Landlord fails to so advise Tenant at the time that Landlord consents to any proposed Alteration, or in response to a written request, Landlord shall be deemed to have consented to the Alterations in question remaining in the Premises upon termination of the Lease. Tenant shall not be liable for removal of any approved alterations which enhance the structural integrity and future use of the building. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any and all Alterations made by Tenant to the Premises. Tenant shall give Landlord written notice of Tenant's intention to perform work on the Premises which might result in any claim of lien at least twenty (20) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice deemed proper before the commencement of any such work.

    14.  Surrender of the Premises.

         Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear and fire or other casualty, or other condition which is not the obligation of Tenant to correct, excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, the HVAC equipment serviced and repaired by a reputable and licensed service firm, all floors cleaned and waxed, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the lawn and shrubs in good condition including the replacement of any dead or damaged plantings, and the sidewalk, driveways and parking areas in good order, condition and repair, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises all of Tenant's Alterations required to be removed pursuant to Paragraph 13., and all Tenant's Personal Property and repair any damage and perform any restoration work caused by such removal. Subject to the provisions of Paragraph 13 above, Landlord shall notify Tenant of the items to be removed and/or restored within one hundred (100) days prior to the expiration of the lease term. If Tenant fails to remove such Alterations and Tenant's Personal Property, and such failure continues after the termination of this Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant's account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant's Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord and its Agents against all loss or liability, including attorneys' fees and costs resulting from delay by Tenant in so surrendering the Premises.

         Normal wear and tear, for the purposes of this Lease, shall be construed to mean wear and tear caused to the Premises by a natural aging process which occurs in spite of prudent application of reasonable standards for maintenance, repair and janitorial practices. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if reasonable standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.

    15.  Real Property Taxes.

         A. Payment by Tenant. On or before April 1 and December 1 of each calendar year during the Term, Tenant shall pay to Landlord, as Additional Rent, all Real Property Taxes and Assessment District taxes as set forth on the County assessor's tax statement for the Premises. Landlord shall give Tenant at least fifteen (15) days' prior written notice of the amount so due, including a copy of the tax statement. Upon Landlord's receipt of the Real Property Tax payment from Tenant, Landlord shall pay the taxes to the County. If Tenant fails to pay Tenant's Percentage of the Real Property Taxes on or before April 1 and December 1, respectively, Tenant shall pay to Landlord any penalty incurred by such late payment. Tenant shall pay Tenant's Percentage of any Real Property Tax not included within the County tax assessor's tax statement within ten (10) days after being billed for same by Landlord. The foregoing dates for payment are based on the dates currently established by the County as the dates on which Real Property Taxes become delinquent if not paid. If such delinquency dates change, the dates on which Tenant must pay such taxes shall be at least ten (10) days prior to the delinquency dates. Notwithstanding the foregoing, at any time, upon prior written notice to Tenant, Landlord shall have the right to require that Tenant pay one-twelfth (1/12th) of the Real Property Taxes payments to Landlord directly, on the first
(1st) day of each calendar month. Assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges are to be included within the definition of Real Property Taxes for purposes of this Lease.

         B. Taxes on Tenant Improvements and Personal Property. Tenant shall pay any increase in Real Property Taxes resulting from any and all Alterations and Tenant Improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant's Personal Property in, on or about the Premises or elsewhere. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord.

         C. Proration. Tenant's liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Term. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvements or other bonds or may be paid in annual installments, only the amount of such annual installment (with appropriate proration for any partial year) and interest due thereon shall be included within the computation of the annual Real Property Taxes levied against the Premises.

    16.  Utilities and Services.

         Tenant shall be responsible for and shall pay promptly all charges for water, gas, electricity, computer and telephone cabling and equipment, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Tenant shall be responsible for all costs related to excessive intentional or unintentional use of water as determined by Landlord. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except that resulting from the negligence or willful misconduct of Landlord, or Landlord's Agents. In addition, Tenant shall not be entitled to any abatement or reduction of Rent by reason of such failure or interruption, no eviction of Tenant shall result from such failure or interruption and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of such failure or interruption except to the extent attributable to the negligence or willful misconduct of Landlord, or Landlord's Agents.

    17.  Repair and Maintenance.

         A.  Building.

             (i) Landlord's Obligations. Landlord shall keep in good order, condition and repair the structural parts of the Building, which structural parts include only the roof, the roof surface membrane (to be reimbursed by Tenant, except as otherwise provided herein), exterior walls, foundation and subflooring of the Building, except for any damage thereto caused by the negligence or willful acts or omissions of Tenant or of Tenant's agents, employees or invitees, or by reason of the failure of Tenant to perform or comply with any terms in this Lease, or caused by Alterations made by Tenant or by Tenant's agents, employees or contractors. Except as otherwise reasonably apparent to Landlord, or part of the regularly scheduled repair or maintenance of the Property, it is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord of the need for such repairs or maintenance.

             (ii) Tenant's Obligations. Tenant shall at all times and at its own expense clean, keep and maintain in good order, condition and repair every part of the Premises which is not within Landlord's obligation pursuant to Paragraph 17.A.(i), except for any damage thereto caused by the negligence or willful acts or omissions of Landlord or Landlord's Agents. Tenant's repair and maintenance obligations shall include, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, floors, windows, doors, entrances, plateglass, showcases, skylights, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, any automatic fire extinguisher equipment within the Premises, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Landlord will obtain HVAC systems preventive maintenance contracts with quarterly service in accordance with manufacturer recommendations, which shall be subject to the reasonable approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance including annual maintenance of duct work, interior unit drains and caulking at sheet metal and recaulking of jacks and vents. Tenant shall have the benefit of all warranties available to Landlord regarding the equipment in such HVAC systems. The cost of any repair or replacement of Capital Equipment in or on the Premises, including but not limited to the roof and HVAC equipment, shall be amortized over the useful life of the Equipment, as established by the manufacturer or supplier of such an item, but in no event to exceed fifteen (15) years. Such amortization shall be based on the Tenant paying for a pro rata share of such cost by taking the remaining Lease Term and dividing it by the useful life, but in no case shall this ratio exceed 100%. If Tenant extends this Lease, it will reimburse Landlord for any unamortized portion of this cost during that extension, and any other portions of the Premises to be maintained by Tenant.

             Notwithstanding the foregoing, Tenant shall have no obligation to perform any item of repair or maintenance, or to pay any cost as part of Outside Area Expenses, as defined below, or otherwise, which is: (i) necessitated by the acts or omissions of Landlord or Landlord's Agents; (ii) occasioned by fire, acts of God or other casualty; (iii) required as a consequence of any construction defect in the Premises; (iv) reimbursable by third parties; or (v) properly treated as a Capital Improvement (except as provided below).

         B.  Outside Area.

             (i) Landlord's Obligations. Landlord shall maintain the Outside Area including those portions of the Building within the Outside Area, including the roof (subject to Tenant's obligation to pay for annual roof inspection and repair as set forth in Paragraph 17.B.(ii), and exterior walls (excluding the doors, ceiling and plateglass). Provided Landlord maintains the Property in a condition comparable to similarly situated buildings in the vicinity of the Premises, the manner in which the Outside Area shall be maintained and the expenditures therefor shall be at the sole discretion of Landlord. As required to perform the obligations of Landlord hereunder, or in the exercise of the rights reserved to Landlord, Landlord shall at all times have exclusive control of the Outside Area and may at any time temporarily close any part thereof, exclude and restrain anyone from any part thereof, except the bona fide customers, employees and invitees of Tenant who use the Outside Area in accordance with the rules and regulations as Landlord may from time to time promulgate, and may change the configuration or location of the Outside Area. In exercising any such rights, Landlord shall make a reasonable effort to minimize any disruption of Tenant's business.

             (ii) Tenant to Pay Outside Area Expenses. Tenant shall pay, as Additional Rent, Tenant's Percentage of all reasonable costs and expenses paid or incurred by Landlord during the Term in maintaining, repairing and replacing the Outside Area, including annual roof inspections and preventive maintenance work on the roof, and a reasonable management fee for Landlord's property manager which management fee shall be $0.02/square foot/month subject to annual CPI adjustments during the term of the Lease (the "Outside Area Expenses"). Landlord shall provide Tenant a reasonably detailed Budget summary of the costs which constitute Outside Area Expenses on an annual basis, together with copies of invoices for the costs incurred. If any Outside Area Expense would properly be considered a Capital Improvement, Landlord shall construct the item in question, and, provided that the cost of such Capital Improvement is properly reimbursable by Tenant hereunder, Tenant shall pay to Landlord, with each monthly installment of Base Rent coming due after completion of the Capital Improvement in question and receipt of Landlord's statement of the cost therefor, an amount equal to the cost of such Capital Improvement amortized over its useful life (as reasonably determined by the manufacturer or supplier of the item in question, where applicable) in equal monthly installments, until the earlier of the expiration of the term of this Lease or the end of the useful life of the Capital Improvement.

             (iii) Monthly Payments. From and after the Rent Start Date, Tenant shall pay to Landlord on the first day of each calendar month of the Term a monthly amount based upon the Budget estimated by Landlord for the Outside Area Expenses. The foregoing estimated monthly charge may be adjusted by Landlord at the end of any calendar quarter on the basis of Landlord's experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Tenant of written notice of such adjustment provided Tenant has received at least thirty (30) days' notice of the adjustment before it is due. Within one hundred twenty
(120) days following the end of each calendar year Landlord shall furnish Tenant a statement of the actual Outside Area Expenses

("Actual Expenses") for the calendar year and the payments made by Tenant with respect to such period. If Tenant's payments for the Outside Area Expenses do not equal the amount of the Actual Expenses, Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of such statement. If Tenant's payments exceed the Actual Expenses, Landlord shall either offset the excess against the Outside Area Expenses next thereafter to become due to Landlord, or shall refund the amount of the overpayments to Tenant, in cash, as Landlord shall elect. There shall be appropriate adjustments of the Outside Area Expenses as of the Commencement Date and expiration of the Term. Landlord shall make the books and records concerning the calculation of Outside Area Expenses available to Tenant for inspection during normal business hours at a location reasonably convenient to the Premises. If Tenant's review of those books and records indicates that the charge for Outside Area Expenses requested by Landlord exceeds the actual amount due, Landlord shall promptly reimburse to Tenant any overcharge.

         C. Compliance with Governmental Regulations. Subject to Paragraph 11.B above, Tenant shall comply with, including the making by Tenant of any Alteration to the Premises, all present and future regulations, rules, laws, ordinances, and requirements of all governmental authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use or occupancy of, or applicable to, the Premises or privileges appurtenant to or in connection with the enjoyment of the Premises. Any such capital expenditures shall be amortized over its useful life, and Tenant shall pay in monthly installments during each year of the lease term that portion of such amortized expenditure that is allocable to such year.

    18.  Liens.

         Tenant shall keep the Building and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including attorneys' fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant's intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility. If Tenant fails to so remove any such lien within the prescribed ten (10) day period, then Landlord may do so at Tenant's expense and Tenant shall reimburse Landlord as Additional Rent for such amounts upon demand. Such reimbursement shall include all costs incurred by Landlord including Landlord's reasonable attorneys' fees with interest thereon at the Interest Rate.

    19.  Landlord's Right to Enter the Premises.

         Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times with reasonable notice, except for emergencies in which case no notice shall be required, to inspect the same, to post Notices of Nonresponsibility and similar notices and "For Sale" signs, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant's obligations hereunder when Tenant has failed to do so within a reasonable time after written notice from Landlord, and at any reasonable time within one hundred eighty (180) days prior to the expiration of the Term, to place upon the Premises ordinary "For Lease" signs and to show the Premises to prospective tenants. The above rights are subject to reasonable security regulations of Tenant, and to the requirement that Landlord shall at all times act in a manner to cause the least possible interference with Tenant's business.

    20.  Signs.

         Tenant shall have the right to erect and maintain a Tenant identification sign in, on or about the Building, Outside Area or the Premises or other advertising material that is visible from the exterior of the Building with Landlord's consent, which shall not be unreasonably withheld. The size, design, color and other physical aspects of the Tenant identification sign shall be subject to the Landlord's written approval prior to installation, which shall not be unreasonably withheld, and any appropriate municipal or other governmental approvals. The cost of the sign, its installation, maintenance and removal expense shall be at Tenant's sole expense. If Tenant fails to maintain its sign, or, if Tenant fails to remove its sign upon termination of this Lease, Landlord may do so at Tenant's expense and Tenant's reimbursement to Landlord for such amounts shall be deemed Additional Rent.

    21.  Insurance.

         A. Indemnification. Tenant hereby agrees to defend, indemnify and hold harmless Landlord and its Agents from and against any and all damage, loss, liability or expense including attorneys' fees and legal costs suffered directly, or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises or any part thereof by Tenant, the acts or omissions of the Tenant, its agents, employees or any contractors or invitees brought onto the Premises by the Tenant, except to the extent caused by the negligence or willful misconduct of Landlord or its Agents. Tenant agrees that the obligations assumed herein shall survive this Lease.

         Landlord shall indemnify and hold harmless Tenant from all damages, liabilities, claims, judgments, actions, attorneys' fees, consultants' fees, cost and expenses arising from the negligence or willful misconduct of Landlord or its employees, agents, contractors or invitees, or the breach of Landlord's obligations or representations under this Lease.

         B. Tenant's Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers acceptable to Landlord which afford the following coverages:

             (i) Commercial general liability insurance in an amount not less than Three Million and no/100ths Dollars ($3,000,000.00) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, products liability, and fire damage legal (in an amount not less than Fifty Thousand and no/100ths Dollars ($50,000.00), naming Landlord and its Agents as additional insureds.

             (ii) "Special Risk" property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on Tenant's Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO All-
Risk form. As long as this Lease is in effect, the proceeds of such policy shall be used for the repair or replacement of such items so insured. Landlord shall have no interest in the insurance upon Tenant's Personal Property.

             (iii) Boiler and machinery insurance, including but not limited to, steam pipes, pressure pipes, condensation return pipes and other pressure vessels and HVAC equipment, including miscellaneous electrical apparatus, in an amount satisfactory to Landlord.

         C. Premises Insurance. During the Term Landlord shall maintain "Special Risk" property insurance (including inflation endorsement, sprinkler leakage endorsement, earthquake and flood coverage) on the Premises, excluding coverage of all Tenant's Personal Property on or in the Premises, but including the Building and any Tenant Improvements. Such insurance shall also include insurance against loss of rents on a "Special Risk" basis, including earthquake and flood, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and its Agents as named insureds and include a lender's loss payable endorsement in favor of Landlord's lender (Form 438 BFU Endorsement). Subject to the remaining provisions of this Lease, Tenant shall reimburse Landlord for the costs of such policy, annually, or upon such other periodic basis as Landlord shall elect, within fifteen (15) days of the date of receipt of a statement for the same, as Additional Rent. If the insurance premiums are increased after the Commencement Date, Tenant shall pay such increase within fifteen (15) days of notice of such increase.

             Nothing herein will require Tenant to reimburse to Landlord that portion of insurance premiums attributable to earthquake coverage which exceeds, in any one year, a commercially reasonable amount. The parties agree, without limitation, that, if insurance premiums attributable to earthquake coverage exceed three (3) times the premiums payable for casualty insurance, such cost will be deemed in excess of a commercially reasonable amount and providing the lien holder has waived the requirement for such coverage.

         D. Increased Coverage. Upon demand, Tenant shall provide Landlord, at Tenant's expense, with such increased amount of existing insurance, and such other insurance as the holder of a first deed of trust on the Property may reasonably require to afford Landlord and Landlord's lender adequate protection.

         E. Co-Insurer. If, on account of the failure of Tenant to comply with the foregoing provisions, Landlord is adjudged a co-insurer by its insurance carrier, then, any loss or damage Landlord shall sustain by reason thereof, including attorneys' fees and costs, shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill therefor and evidence of such loss.

         F. Insurance Requirements. All such insurance shall be in a form satisfactory to Landlord and shall be carried with companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "X" in the most current edition of Best's Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days' prior written notice to Landlord; and shall be primary as to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, but shall not be required to, order such insurance at Tenant's expense and Tenant shall reimburse Landlord. Such reimbursement shall include all costs incurred by Landlord including Landlord's reasonable attorneys' fees, with interest thereon at the Interest Rate.

         G. Landlord's Disclaimer. Landlord and its Agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Premises, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or whatsoever, unless caused by or due to the negligence or willful acts of Landlord, or Landlord's Agents. Landlord and its Agents shall not be liable for any latent defect in the Premises. Tenant shall give prompt written notice to Landlord in case of a casualty, accident or repair needed in the Premises.

    22.  Waiver of Subrogation.

         Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policies which may be in force at the time of such loss or damage. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

    23.  Damage or Destruction.

         A. Landlord's Obligation to Rebuild. If the Premises are damaged or destroyed, Landlord shall promptly and diligently repair the Premises unless it has the right to terminate this Lease as provided herein and it elects to so terminate.

         B. Right to Terminate. Landlord shall have the right to terminate this Lease in the event any of the following events occurs:

             (i) Insurance proceeds are not available to pay one hundred percent (100%) of the cost of such repair, excluding the deductible;

             (ii) The Premises cannot, with reasonable diligence, be fully repaired by Landlord within one hundred twenty (120) days after the date of the damage or destruction; or

             (iii) The Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers.

         If Landlord elects to terminate this Lease, Landlord may given Tenant written notice of its election to terminate within sixty (60) days after such damage or destruction, and this Lease shall terminate thirty (30) days after the date Tenant receives such notice. If Landlord elects not to terminate the Lease, subject to Tenant's termination right set forth below,

Landlord shall promptly commence the process of obtaining necessary permits and approvals and repair of the Premises as soon as practicable, and this Lease will continue in full force and effect. All insurance proceeds from insurance under Paragraph 21., excluding proceeds for Tenant's Personal Property, shall be disbursed and paid to Landlord. Tenant shall not be obligated to pay any such deductible if Landlord elects to terminate the lease due to casualty not caused by Tenant, its subtenants or their respective agents, employees, contractors or invitees. In no case shall the total deductible for casualty insurance or the amount of deductible paid by Tenant for any casualty, except for earthquake, exceed fifteen thousand dollars ($15,000). The total deductible amount for any earthquake casualty shall not exceed ten percent (10%) of the then current replacement cost of the improvements to be restored, and Tenant shall be obligated to pay up to one-half (5%) of this amount.

         Tenant shall have the right to terminate this Lease, if the Premises cannot, with reasonable diligence, be fully repaired within one hundred ninety-five (195) days from the date of damage or destruction, or if the estimate of the time required for such repair indicates that the repair will require in excess of one hundred ninety-five (195) days from the date of the damage or destruction. The determination of the estimated repair period shall be made by Landlord in its good faith business judgment within thirty (30) days after such damage or destruction. Landlord shall deliver written notice of the repair period to Tenant after such determination has been made and Tenant shall exercise its right to terminate this Lease, if at all, within ten (10) days of receipt of such notice from Landlord.

         C. Limited Obligation to Repair. Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the basic Premises, the Tenant Improvements or the basic Building as they exist as of the Commencement Date, subject to any changes in applicable Laws, as the case may be, and Tenant shall, at Tenant's expense, replace or fully repair all Tenant's Personal Property and any Alterations installed by Tenant and existing at the time of such damage or destruction, as necessary for the conduct of Tenant's business.

         D. Abatement of Rent. Rent shall be temporarily abated proportionately, but only to the extent of any proceeds received by Landlord from rental abatement insurance described in Paragraph 21.C., during any period when, by reason of such damage or destruction, Landlord and Tenant reasonably determine that there is substantial interference with Tenant's use of the Building, having regard to the extent to which Tenant may be required to
discontinue Tenant's use of the Building.   Such abatement shall commence upon
such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's Personal Property or any inconvenience occasioned by such damage, repair or restoration.

         E. Damage Near End of Term. Anything herein to the contrary notwithstanding, if the Premises are destroyed or damaged during the last twelve (12) months of the Term, and the cost of repairing the damage or destruction exceeds ten percent (10%) of the replacement cost of the entire Premises, then Landlord and Tenant may elect to cancel and terminate this Lease as of the date of the occurrence of such damage. If Landlord and Tenant do not elect to so terminate this Lease, the repair of such damage shall be governed by Paragraphs 23.A. and 23.B.

    24.  CONDEMNATION.

         If title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not, in Landlord's and Tenant's mutual opinion, result in the Premises being reasonably suitable for Tenant's continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or part thereof be taken and rent shall be adjusted to the date of termination. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this paragraph.

         If any part of the Premises is taken and such partial taking renders the Premises unsuitable for Tenant's business as reasonably determined by Tenant, Tenant shall have the right to terminate this Lease, which termination shall be effective on the date set forth in Tenant's termination notice and rent shall be adjusted to the date of termination.

         If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant's continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken and the Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant's use of Premises is reduced. If the parties disagree as to the amount of Rent reduction, the matter shall be resolved by arbitration. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Building or Premises.

         No award for any partial or entire taking shall be apportioned. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant's Personal Property, for the interruption of Tenant's business, or its moving costs, or for the loss of its goodwill.

    25.  ASSIGNMENT AND SUBLETTING.

         A. Landlord's Consent. Tenant shall not enter into a Sublet without Landlord's prior written consent, which consent shall not be unreasonably withheld. Any attempted or purported Sublet without Landlord's prior written consent shall be void and confer no rights upon any third person and, at Landlord's election, shall terminate this Lease. Each Sublessee shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Notwithstanding anything contained herein, Tenant shall not be released from personal liability for the performance of each term, condition and covenant of this Lease by reason of Landlord's consent to a Sublet unless Landlord specifically grants such release in writing. Consent by Landlord to any Sublet shall not be deemed a consent to any subsequent Sublet.

         B. Information to be Furnished. If Tenant desires at any time to Sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed subtenant's business to be carried on in the Premises; (iii) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Subtenant.

         C. Landlord's Alternatives. At any time within ten (10) days after Landlord's receipt of the information specified in Paragraph 25.B., Landlord may, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant; or (ii) to refuse its consent to the Sublet.

             If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet or portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord pursuant to Paragraph 25.B. Landlord and Tenant shall split any profit 50/50 derived from any Sublet after deduction for reasonable costs of such Sublet including brokerage commissions, legal fees, and the costs of any Alteration(s) made by Tenant to the portion of the Premises which is Sublet pursuant to Paragraph 13 herein.

         D. Proration If a portion of the Premises is Sublet, the pro rata share of the Rent attributable to such partial area of the Premises shall be determined by Landlord by dividing the Rent payable by Tenant hereunder by the total leasable square footage of the Premises and multiplying the resulting quotient (the per square foot rent) by the number of square feet of the Premises which are Sublet appropriately adjusted, as necessary, for sublet areas which are warehouse spaces as opposed to those that are office spaces.

         E. Assignment and Exempt Sublets. Notwithstanding the above, Landlord's consent shall not be required for an Assignment or a Sublet of this Lease to an exempt subsidiary, affiliate or parent corporation of Tenant, or a corporation into which Tenant merges or consolidates, if Tenant gives Landlord prior written notice of the name of any such Sublessee or Assignee, and if the Sublessee or Assignee assumes, in writing, all of Tenant's obligations under the Lease. An assignment or other transfer of this Lease to a purchaser of all or substantially all of the assets of Tenant shall be deemed a Sublet requiring Landlord's prior written consent.

    26.  DEFAULT.

         A. Tenant's Default. An Event of Default under this Lease by Tenant shall exist if any of the following occurs:

             (i) If Tenant fails to pay Rent or any other sum required to be paid hereunder within fourteen (14) days after receipt of written notice; provided, however, that Tenant may cure such default at any time prior to a termination of this Lease by Landlord by paying all Rent and other expenses or charges then due together with interest at the Interest Rate from the due date through the date of payment; or

             (ii) If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant fails to cure such breach within twenty (20) days after written notice from Landlord where such breach could reasonably be cured within such twenty (20) day period; provided, however, that where such failure could not reasonably be cured within the twenty (20) day period, that Tenant shall not be in default if it commences such performance within the twenty (20) day period and diligently thereafter prosecutes the same to completion; or

             (iii) If Tenant assigns its assets for the benefit of its creditors; or

             (iv) If the sequestration or attachment of or execution on any material part of Tenant's Personal Property essential to the conduct of Tenant's business occurs, and Tenant fails to obtain a return or release of such Personal Property within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

             (v) If a court makes or enters any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

         B. Remedies. Upon an Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

             (i) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

             (ii) Landlord may terminate Tenant's right to possession of the Premises at any time by giving written notice to that effect, and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to remove all Tenant's Personal Property and store same at Tenant's cost and to recover from Tenant as damages:

                   (a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

                   (b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

                   (c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance or the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

                   (d) Any other amount which is necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

                 (e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

                 The "worth at the time of award" of the amounts referred to in Paragraphs 26.B(ii)(a) and 26.B.(ii)(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in Paragraph 26.B.(ii)(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law,in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

             (iii) Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this paragraph shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

         C. Landlord's Default. Except as reasonably apparent to Landlord, or part of the regularly scheduled repair or maintenance of the Property, Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

    27.  SUBORDINATION.

         This Lease is subject and subordinate to all ground and underlying leases and any first mortgages and first deeds of trust (collectively "Encumbrances") which now affect the Building or the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") shall require that this Lease be prior and superior thereto, within seven (7) days of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, so long as Tenant is not in default, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant shall pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within ten (10) days after Landlord's written request,

Tenant shall execute any and all documents required by Landlord or the Holder required to effectuate such subordination to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, it shall be deemed that this Lease is subordinated.

         Notwithstanding anything to the contrary set forth in this paragraph, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.

         Promptly following the date of this Lease, Landlord shall deliver to Tenant a recognition agreement in form reasonably acceptable to Tenant, whereby the holder of any deed of trust or other similar security instrument affecting the Property, shall agree to recognize the tenancy of Tenant on all the terms and conditions set forth herein, so long as there shall be no Event of Default by Tenant hereunder.

    28.  Notice.

         Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by mail. If given by mail, such notice shall be deemed to have been given when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, registered or certified, and postage prepaid, addressed to the party to be served. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth in Paragraph 1. After the Commencement Date, the address of Tenant shall be the address of the Premises. Either party may change its address by giving notice of same in accordance with this paragraph.

    29.  Attorneys' Fees.

         If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs.

    30.  Estoppel Certificates.

         Tenant shall within seven (7) days following written request by Landlord.

                (i) Execute and deliver to Landlord any documents, including estoppel certificates, in the form prepared by Landlord (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of Landlord, stating the nature of such uncured defaults, and (c) evidencing the status of the Lease as may be required either by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord. Tenant's failure to deliver an estoppel certificate within seven (7) days after delivery of Landlord's written request therefor shall be conclusive upon Tenant
(a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are now no uncured defaults in Landlord's performance and (c) that no Rent has been paid in advance.

         If Tenant fails to so deliver a requested estoppel certificate within the prescribed time, it shall be deemed that the Lease is unmodified and in full force and effect except as represented by Landlord.

             (ii) Deliver to Landlord the current financial statements of Tenant, and financial statements of the two (2) years prior to the current financial statements year, with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

    31.  TRANSFER OF THE PREMISES BY LANDLORD.

         In the event of any conveyance of the Premises and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment, and Tenant agrees to attorn to such transferee provided such transferee assumes Landlord's obligations under this Lease.

    32.  LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS.

         If Tenant shall commit an Event of Default, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant on the next day after any such payment by Landlord, together with interest thereon at the Interest Rate from such date to the date of payment by Tenant to Landlord, plus collection costs and attorneys' fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

         If Landlord fails to perform any obligation of Landlord hereunder with respect to the repair or maintenance of the Premises, the Outside Area or any other portion of the Property within thirty (30) days of written notice from Tenant, or such shorter time as may be required in an emergency, whether or not written notice shall be provided, Tenant shall be entitled to perform such obligation and Landlord shall reimburse to Tenant the reasonable cost of such performance promptly following receipt of written notice from Tenant describing the work performed and the cost incurred.

    33.  TENANT'S REMEDY.

         If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied from insurance and/or out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of Rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title or interest in the Premises, and neither Landlord nor its Agents shall be liable for any deficiency.

    34.  MORTGAGE PROTECTION.

         If Landlord defaults under this Lease, Tenant will notify any beneficiary of a deed of trust or mortgage of a mortgage covering the Premises whose address has been furnished to Tenant in writing, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure, and provided that such attempt to cure by any such beneficiary or mortgagee shall not limit the remedies otherwise available to Tenant as a result of the default of Landlord.

    35.  BROKERS.

         Landlord and Tenant each warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease except for CPS Realty Group (representing Landlord exclusively) and Cooper/Brady (representing Tenant exclusively).

    36.  ACCEPTANCE.

         This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant. Neither party shall record this Lease nor a short form memorandum thereof.

    37.  MODIFICATIONS FOR LENDER.

         If, in connection with obtaining financing for the Premises or any portion thereof, Landlord's lender shall request reasonable modification to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially adversely affect Tenant's rights hereunder.

    38.  PARKING.

         Tenant shall have the right to park in 100% of the Property's parking facilities, which provides parking spaces at a rate of 4 parking spaces per 1,000 usable square feet in the Property, and which will be provided without charge.

    39.  GENERAL.

         A. Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

         B. Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.

         C. Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

         D. Separability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

         E. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

         F. Gender; Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

         G. Binding Effect. The covenants and agreements contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

         H. Waiver. The waiver by Landlord of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach at the time of acceptance of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord.

         I. Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

         J. Authority. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. Landlord, at its option, may require a copy of such written authorization to enter into this Lease.

         K. Exhibits. All exhibits, amendments, riders and addendum attached hereto are hereby incorporated herein and made a part hereof.

         L. Lease Summary. The Lease Summary attached to this Lease is intended to provide general information only. In the event of any inconsistency between the Lease Summary and the specific provisions of this Lease, the specific provisions of this Lease shall prevail.

         M. Joint and Several Liability. The obligations of the parties hereunder, and each individual entity, partnership, corporation or person constituting a party, shall be joint and several.

    40.  OPTION TO RENEW.

         A. Grant of Option. Landlord hereby grants to Tenant two (2) option(s) (the "Option(s)") to extend the term of this Lease, each for an additional term of two (2) years, commencing when the then-existing term expires, upon the terms and conditions set forth in this Paragraph.

         B. Exercise of Option. Tenant may exercise such option by giving Landlord written notice (the "Exercise Notice") of its intention not less than six (6) months prior to the expiration of the then-existing term of this Lease.

         C. Extended Term Rent. If this Option is exercised, the Base Monthly Rent for the Premises shall be adjusted to an amount not less than the rent payable for the month immediately preceding the commencement dates of the term of the Option(s) or equal to ninety-seven and one-half percent (97-1/2%) of the then current fair market monthly rent ("Fair Market Rent"), whichever is greater, for the Premises as of the commencement date of the applicable extended term as determined by the agreement of the parties. The Fair Market Rent for the Premises shall not include the value, if any, attributable to Alterations to the Premises made at the cost of Tenant.
If the parties are unable to agree on the Fair Market Rent for the Premises within sixty (60) days after the Exercise Notice, Tenant shall be entitled to require the Fair Market Rent to be determined by arbitration, as set forth below. All other terms and conditions contained in the Lease shall remain in full force and effect and shall apply during the Option term.

    D.  ARBITRATION.

             (i) Promptly following notice to Landlord from Tenant, each party shall appoint a qualified, licensed real estate appraiser experienced in appraising office space in San Jose, California to act as an arbitrator. The two (2) appraisers so appointed shall determine the Fair Market Rent pursuant to the terms and conditions of this Lease within sixty (60) days of Tenant's initial notice, and they shall notify the parties of that determination in writing.

             (ii) If the two (2) appraisers do not agree on the Fair Market Rent, they shall appoint a third, similarly qualified appraiser. Within thirty
(30) days of his appointment, the third appraiser shall select, from the proposals submitted by the first two appraisers, the proposal that most closely approximate the third appraiser's determination of Fair Market Rent, and that figure shall be deemed the Fair Market Rent for purposes of this Lease. The third appraiser shall have no right to compromise or modify either of the proposals submitted by the first two appraisers.

             (iii) Each party shall pay all charges and expenses of the appraiser appointed by that party, and one-half of any charges and expenses incurred by the third appraiser.


             (iv) If either party fails to select an appraiser as provided herein, or if either of the appraisers fails to present a determination within the required time period, the determination presented by the appraiser appointed by the other party shall be considered final and binding upon both parties.

    41.  APPROVALS.

         Whenever the Lease requires an approval, consent, designation, determination or judgment by either Landlord or Tenant, such approval, consent, designation, determination or judgment shall not be unreasonably withheld or delayed.

    42.  REASONABLE EXPENDITURES.

         Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

         THIS LEASE is effective as of the date the last signatory necessary to execute the Lease shall have executed this Lease.

TENANT:

JT Storage, Inc., a Delaware corporation


By:   /s/ David B. Pearce
     -------------------------------
Its: President
     -------------------------------


LANDLORD:

The Cilker Revocable Trust of
October 9, 1990


By:    /s/ William H. Cilker
     -------------------------------
       William H. Cilker


By:    /s/ Leila A. Cilker
     -------------------------------
       Leila A. Cilker


By:    /s/ Marian C. Armstrong
     -------------------------------
       Marian C. Armstrong


By:    /s/ Tom Claiborne Polk
     -------------------------------
       Tom Claiborne Polk, an unmarried man


The undersigned spouse of Marian C. Armstrong consents to the terms of the preceding Lease agreement:


  /s/ James D. Armstrong, Sr.
- ------------------------------------

                           [SECOND LEVEL FLOOR PLAN]





                            [FIRST LEVEL FLOOR PLAN]





                                  THE PREMISES

                                  EXHIBIT "A"

                                  THE PROPERTY

LEGAL DESCRIPTION:  APN 097-07-045

All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, described as follow:

PARCEL ONE:

All of Lot 5, as shown upon that certain Map entitled, "TRACT NO. 7544", recorded March 7, 1984 in Book 525 of Maps at Pages 45 and 46, and the Certificate of Correction, recorded August 8, 1985 in Book J 422, Page 1784, Official Records, Santa Clara County.

RESERVING THEREFROM as appurtenant to Lot 6, an easement for the purpose of vehicular and pedestrian ingress and egress over the following described parcel:

Being a strip of land 13 feet in width, the easterly and southerly line of which is described as follows:

Beginning at the southeasterly corner of Lot 5 as said lot is shown on Tract 7544 recorded in Book 525 of Maps, Pages 45 and 46, Santa Clara County Records, said point being on the northerly Right of Way line of Tasman Drive, as shown on said Tract Map:

Thence northwesterly along the easterly lot line of Lot 5, as said lot is shown on aforesaid Tract Map, North 30 degrees 23' 31' West, 194.18 feet:

Thence northeasterly North 36 degrees 23' 34" East, 33.70 feet to the terminus of said strip of land, said terminus being on the northerly lot line of Lot 8, as said lot is shown on aforesaid Tract Map.

PARCEL TWO:

TOGETHER WITH and as appurtenant to Lot 5, an easement for the purpose of vehicular and pedestrian ingress and egress over the following described parcel:

Being a strip of land 13 feet in width, the Northwesterly and Westerly line of which is described as follows:

Beginning at the most northerly corner of Lot 8 as said Lot is shown on Tract 7544 recorded in Book 525 of Maps at Pages 45 and 46, Santa Clara County recorded said point being on the Westerly right of way line of Zanker Road as shown on said Tract Map.

Thence Southwesterly along the Northwesterly lot line of Lot 8 as shown on aforesaid Tract Map South 36 degrees 23' 34" West, 1220.80 feet to the most Westerly corner of Lot 8:

Thence Southeasterly along the Southwesterly lot line of aforesaid Lot 8, South 30 degrees 31' 20" East, 194.18 feet to the terminus of said strip of land, said terminus being on the Northerly right of way line of Tasman Drive as shown on aforesaid Tract Map.


                                  EXHIBIT "B"

PARCEL THREE:

TOGETHER WITH and as appurtenant to Lot 5, an easement for the purpose of vehicular and pedestrian ingress and egress over the following described parcel:

Being a strip of land 13 feet in width, the Southeasterly line of which is described as follows:

Beginning on the Southeasterly corner of Lot 7 as said lot is shown on Tract 7544 recorded in Book 525 of Maps Pages 45 and 46 Santa Clara County Records, said point being on the Westerly right of way line of Zanker Road as shown on said Tract Map;

Thence Southwesterly along the Southeasterly lot line of Lot 7 as said lot is shown on aforesaid Tract Map South 36 degrees 23' 34" West, 466.10 feet to the terminus of said strip of land, said terminus being the most Southwesterly corner of Lot 7.

PARCEL FOUR:

TOGETHER WITH and as appurtenant to Lot 5, an easement for the purpose of vehicular and pedestrian ingress and egress over the following described parcel:

Being a strip of land 13 feet in width, the Southeasterly line of which is described as follows:

Beginning at the most easterly corner of Lot 6 as said lot is shown on Tract 7544 recorded in Book 525 of Maps pages 45 and 46 Santa Clara County Records, said point being on the northerly lot line of Lot 8 as said lot is shown on said Tract Map;

Thence southwesterly along the southeasterly lot line of Lot 6 as said lot is shown on aforesaid Tract Map South 36 degrees 23' 34" West, 721.00 feet to the terminus of said strip of land, said terminus being the most southerly corner of said Lot 6.

                                   EXHIBIT C

                             WORK LETTER AGREEMENT

        This Work Letter Agreement ("Work Letter") is entered into as of June ____, 1995 by and between THE CILKER REVOCABLE TRUST OF OCTOBER 9, 1990 ("Landlord"), and JT STORAGE, INC., a Delaware corporation ("Tenant"), in connection with that certain Commercial Lease (the "Lease") of even date herewith.

        In consideration of the mutual covenants contained herein, Landlord and Tenant hereby agree as follows:

1.      ARCHITECT.

         A. The parties hereby approve the retention by Landlord of HPC Architecture (the "Architect") in connection with the design and construction of the Tenant Improvements, as defined below.

2.      PREPARATION OF SPACE PLANS, CONSTRUCTION DRAWINGS.

        A. Approval of Space Plans. Landlord and Tenant hereby approve the space plan prepared by the Architect as of June 7, 1995 and attached hereto as Exhibit C-1 (the "Space Plan").

        B. Preparation of Construction Drawings. Based on the approved Space Plan, the Architect shall prepare and submit to Landlord and Tenant complete architectural plans, drawings and specifications for the Tenant Improvements (collectively, the "Construction Drawings"). Both Landlord and Tenant agree that the mechanical, electrical and plumbing improvements will be excluded from the Architect's Construction Drawings and will be constructed on a design build basis. Within three (3) days of receipt of the Construction Drawings: (i) Landlord and Tenant shall notify the Architect in writing of their approval of the Construction Drawings, or, (ii) if Landlord or Tenant disapproves of any portion of the Construction Drawings, Landlord and/or Tenant shall notify the Architect in writing of such disapproval and the specific reasons therefor.
The Architect shall make any changes requested by Landlord and Tenant which are necessary in order to make the Final Plans and Specifications consistent with the approved Preliminary Plans and Specifications. Upon approval by both parties, the Construction Drawings may be attached as Exhibit C-2.

3.      SELECTION OF GENERAL CONTRACTOR.

        A. Bids and Selection of General Contractor and Subcontractors. The parties hereby approve the retention of San Jose Construction Company, Inc. as the general contractor (the "General Contractor") for the construction of the Tenant Improvements, on terms and conditions to be approved by both parties, which terms shall include a maximum payment for overhead and profit to the General Contractor of two and one-half percent (2-1/2%) of the Approved Tenant Improvement Cost, as defined below. General Contractor, shall solicit bids from at least three (3) qualified, licensed subcontractors for certain Major Subcontracts, as defined below, in each case approved by Landlord and Tenant. For purposes of the preceding sentence, Major Subcontracts shall mean the following: drywall, paint and carpet. Each final bid from the prospective subcontractors shall include a guaranteed maximum contract price (including materials and labor supplied in connection with the Tenant Improvements). All bids

                                  EXHIBIT "C"
shall be subject to the prior review and written approval of Tenant and Landlord, such approval or disapproval to be provided by Tenant to Landlord within three (3) business days after receipt of preliminary and final bids by Tenant. Landlord and Tenant shall attempt to revise the prospective bids so that a mutually acceptable bid has been received within no more than five (5) business days after the initial notice of disapproval from Tenant. The sum of
(i) the approved bids, (ii) the design-build costs, incurred for mechanical, electrical and plumbing improvements, (iii) the compensation payable to the General Contractor pursuant to this Paragraph 3.A, and (iv) the additional costs of constructing the Tenant Improvements as reviewed and approved by Landlord and Tenant shall be referred to herein as the Approved Tenant Improvement Cost.

        B. Form of Construction Contract. The proposed form of construction contract between Landlord and the General Contractor shall provide, among other things, that Tenant is the third-party beneficiary thereof, that all change orders are to be signed by Tenant, that all payments to contractor(s) shall be subject to a standard retention of ten percent (10%) (and the subcontracts shall so be provided) and that the General Contractor and all subcontractors shall carry insurance pursuant to the requirements set forth below. Within five (5) days after execution, Landlord shall deliver to Tenant a copy of the construction contract between Landlord and the General Contractor.

        C. Insurance. Landlord shall require all contractors to obtain and maintain the following insurance policies during the construction of the Tenant Improvements, as applicable: (i) Comprehensive general liability (including products/completed operations), with limits of not less than $500,000/$500,000 bodily injury and $500,000 property damage or $500,000 combined single limit, with JT Storage, Inc. and Landlord named as an additional insured; (ii) Umbrella liability (including products/completed operations), with limits of not less than $1,000,000, with JT Storage, Inc. and Landlord named as additional insured; (iii) Automobile liability, with limits of not less than $500,000/$500,000 bodily injury and $250,000 property damage; and (iv) Worker's compensation (including employer's liability) insurance in compliance with law.

All such policies (except worker's compensation) shall provide that twenty (20) days' prior notice of cancellation or reduction in coverage or limits shall be delivered to Tenant. A certificate evidencing such insurance shall be delivered, prior to commencement of construction of the Tenant Improvements, to Tenant. Landlord shall not permit the General Contractor or any subcontractor to commence construction of any part of the Tenant Improvements until it has provided Tenant with certificates of insurance evidencing such insurance coverage.

        D. Permits. Landlord shall submit the Construction Drawings to all governmental agencies and authorities whose review and/or approval thereof is required and shall use its best efforts to procure all permits, consents and approvals required under applicable laws, ordinances, codes, rules and regulations ("Permits"). If Landlord is unable to procure the Permits within sixty (60) days after the date of execution hereof, Landlord shall be entitled to terminate the Lease within ten (10) days thereafter by written notice to Tenant.

4.      CONSTRUCTION OF TENANT IMPROVEMENTS.

        A. Landlord shall cause the Tenant Improvements to be constructed in accordance with the Construction Drawings and this Work Letter, in a first-class manner, and under competent supervision. All materials and equipment utilized in the Tenant Improvements shall be new, first-class and of the type and quality customary in first-class R&D/Light Manufacturing buildings in the vicinity of the Premises. The Tenant Improvements, and the construction thereof, shall comply with all applicable laws, codes, ordinances, rules and regulations.

5.      CONSTRUCTION SCHEDULE.

        A. Landlord shall use all reasonable efforts to substantially complete the Tenant Improvements on or before July 1, 1995 the "Anticipated Commencement Date"). The Commencement Date shall occur on the date that Landlord has "substantially completed" the Tenant Improvements, which shall be deemed to occur when all the following have been completed: (i) the Architect has certified to Tenant that the Tenant Improvements have been constructed in accordance with the Construction Drawings; (ii) there remains no incomplete or defective item of Tenant Improvements that would adversely affect Tenant's intended use of the Premises; (iii) Landlord has delivered legal possession of the Premises and the Tenant Improvements, in the condition required in the Lease, to Tenant; and (iv) Landlord has obtained all approvals and permits from the appropriate governmental authorities required for the legal occupancy of the Premises and the Tenant Improvements for Tenant's intended use, including a certificate of occupancy for the Shell Building and the Tenant Improvements. Landlord shall provide written notice of the impending Commencement Date no later than fifteen (15) days before the actual Commencement Date.

        B. Any Tenant Improvement Costs related to demolition and Landlord's construction management shall be borne by Landlord.

6.      COST OF TENANT IMPROVEMENTS.

        A. Tenant Improvement Allowance. Landlord shall contribute up to Three Hundred Ninety Thousand Dollars ($390,000) (the "Tenant Improvement Allowance") to the actual cost of constructing the Tenant Improvements (the "Tenant Improvement Cost"). In addition, at the request of Tenant, Landlord shall contribute an additional amount of up to One Hundred Forty Thousand Dollars ($140,000) (the "Additional Tenant Improvement Allowance") to the Tenant Improvement Cost. Tenant shall pay the cost of constructing the Tenant Improvements up to a maximum amount equal to the difference between the Approved Tenant Improvement Cost and the sum of the Tenant Improvement Allowance, and so much of the Additional Tenant Improvement Allowance as Tenant requests Landlord to provide ("Tenant's Contribution") in accordance with the provisions of Paragraph 9 hereof. Tenant shall reimburse to Landlord the entire Additional Tenant Improvement Allowance either: (i) within thirty (30) days of substantial completion of the Tenant Improvements and following receipt of a statement from Landlord setting forth in reasonable detail the application of the Additional Tenant Improvement Allowance, or, (ii) through an increase in Base Monthly Rent equal to Twenty-One and 25/100 Dollars ($21.25) for each One Thousand Dollars ($1,000) of the Additional Tenant Improvement Allowance applied as set forth herein.

        B. Tenant Improvement Cost. The Tenant Improvement Cost shall include, but not be limited to, the following:

            (1) all costs of preliminary and final architectural and engineering plans and specifications for the Tenant Improvements, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation;

            (2) all costs of interior design and finish schedule plans and specifications including the General Contractor's as-built drawings.

            (3) all direct and indirect costs of procuring and installing Tenant Improvements in the Premises, including the approved construction fee for overhead and profit payable to the General Contractor, and the cost of general conditions to be provided by the General Contractor; and

            (4) all fees payable to the Architect and Landlord's engineering firm, if required by landlord and Tenant to re-design any portion of the Tenant Improvements following Tenant's and Landlord's approval of the Construction Drawings.

            In no event will the Tenant Improvement Costs include, nor will the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance be applied to the cost of procuring, constructing or installing in the Premises any of Tenant's personal property, including voice and data equipment and cabling.

        C. Exclusions from Tenant Improvements Cost. Notwithstanding anything to the contrary contained in the Lease or this Work Letter, the cost of constructing the Tenant Improvements shall not include the following:

            (1) Costs attributable to (A) work to be performed at the cost of Landlord or any other party, including the previous tenant, which work will consist of demolition of certain existing interior improvements; (B) improvements installed outside the demising walls of the Premises unless (1) necessitated by Tenant Improvements made inside the demising walls of the Premises; or (2) requested by Tenant or as shown in the Construction Drawings; and (C) improvements installed "off-site" (such as streets, curbs, gutters, traffic lights, lights for parking and street lighting);

            (2) Costs for improvements which are not shown on or described in the Construction Drawings unless otherwise approved by Tenant;

            (3) Costs incurred to remove Hazardous Materials from the Property or the surrounding area unless the presence of such materials was caused by Tenant or its agents, contractors, employees or invitees in violation of Hazardous Materials laws;

            (4) Attorneys' fees incurred in connection with negotiation of construction contracts, and attorneys' fees, experts' fees and other costs of legal and arbitration proceedings to resolve construction disputes with third parties;

            (5) Loan fees, mortgage brokerage fees, interest and other costs of financing construction costs;

            (6) Costs incurred as a consequence of delay (unless the delay is caused by Tenant) or construction defects;

            (7) Costs recoverable by Landlord upon account of warranties and insurance;

            (8)  Restoration costs as a consequence of casualties;

            (9) Penalties and late charges attributable to the failure to pay construction costs, except to the extent such penalties and late charges arise due to delays caused by Tenant, its agents, contractors, employees or invitees; and

            (10) Any construction management or supervision fee otherwise charged by Landlord in connection with its construction of improvements to a particular premises.

           (11) Tenant's space planner.

7.      CHANGE ORDERS.

        Tenant shall have the right to make reasonable changes in the Construction Drawings, subject to the conditions set forth in this Paragraph
7. Before approval of any change in the Construction Drawings, Landlord shall advise Tenant in writing of (i) the estimated cost of any such change; and (ii) the additional time, if any, that such change would add to the time required for substantial completion (as defined above) of the Tenant Improvements. If Tenant objects to such cost and/or delay, Tenant shall have the right to withdraw the request for such change. If Tenant approves such cost and delay, then Tenant shall give its approval in writing; thereafter, Tenant's responsibility (if any) for any such cost or delay shall be limited to the amount which it so approved. Change orders shall not be subject to a Landlord mark-up fee unless they necessitate cost for overtime.

8.      TENANT DELAY.

        If any failure by Tenant to perform any obligations hereunder delays the Commencement Date of the Lease beyond the date on which the Commencement Date would have occurred but for such delay, including Tenant's request for items which have been identified as long-lead time items to be included in the Tenant Improvements (a "Tenant Delay"), the Commencement Date shall be deemed to occur on the date on which it would have occurred but for such Tenant Delay.

9.      PAYMENT OF TENANT IMPROVEMENT COSTS.

        Within thirty (30) days after substantial completion of the Tenant Improvements, Landlord shall provide Tenant with a detailed statement of the Tenant Improvement Cost, such statement to be accompanied by invoices and other appropriate evidence of payment from Landlord or its General Contractor: (i) if the Tenant Improvement Cost exceeds the Tenant Improvement Allowance, and so much of the Additional Tenant Improvement Allowance as has been drawn down at the request of Tenant, Tenant shall either pay the difference to Landlord within thirty (30) days after Tenant's receipt of the statement, or through an increase in Base Monthly Rent equal to Twenty-One and 2/5100 Dollars ($21.25) for each One Thousand Dollars ($1,000) of the Additional Tenant Improvement Allowance applied as set forth in Paragraph 6.A.

        No payment by Tenant pursuant to this Paragraph shall constitute a waiver by Tenant of any right of Tenant to contest the amount of the Tenant Improvement Cost. Notwithstanding any provision in this Work Letter to the contrary, Tenant shall have no obligation to pay any cost which is excluded from the definition of Tenant Improvement Cost by Paragraph 6.C., and shall have no obligation to pay any portion of the Tenant Improvement Cost that exceeds the Approved Tenant Improvement Cost unless Tenant has approved in writing such excess amount.

10.     PUNCHLIST AND CORRECTION OF DEFECTS.

        Not later than five (5) days before the Anticipated Commencement Date, Landlord and Tenant shall conduct a walk-through of the Premises and mutually prepare a written punchlist setting forth any defective item of construction. Landlord shall cause all defects, errors or omissions listed in the punchlist to be corrected within forty-five (45) days after receipt thereof; or as soon as practicable thereafter. Notwithstanding anything to the contrary contained in the Lease, Tenant's acceptance of the Premises or submission of a punchlist shall not be deemed a waiver of Tenant's right to have defects in the Tenant Improvements or the Premises repaired at no cost to Tenant. Landlord also hereby assigns to Tenant all warranties related to the improvements with respect to the Premises, including warranties which would reduce Tenant's maintenance obligations under the Lease, and shall cooperate with Tenant to enforce all such warranties.

11.     MISCELLANEOUS.

        (A) Time is of the Essence. Time is of the essence of each and every provision of this Work Letter.

        (B) Definitions. All terms capitalized herein and not otherwise defined shall have the meanings set forth in the Lease.

        (C) Incorporation in the Lease. The provisions of this Work Letter shall be incorporated into and constitute a part of the Lease.

        (D) Approvals. Except as expressly provided otherwise, whenever the approval of a party is required hereunder, such approval shall not be unreasonably withheld or delayed.

        IN WITNESS WHEREOF, the parties hereto have executed this Work Letter as of the date first above written.

TENANT:

JT Storage, Inc., a Delaware corporation


By:  /s/ David B. Pearce
     -------------------------------
Its: President
     -------------------------------


LANDLORD:

The Cilker Revocable Trust of
October 9, 1990


By:    /s/ William H. Cilker
     -------------------------------
       William H. Cilker


By:    /s/ Leila A. Cilker
     -------------------------------
       Leila A. Cilker


By:    /s/ Marian C. Armstrong
     -------------------------------
       Marian C. Armstrong


By:    /s/ Tom Claiborne Polk
     -------------------------------
       Tom Claiborne Polk, an unmarried man

                          EXHIBIT "C-1" TO BE INSERTED

                                   SPACE PLAN
                               Dated June 7, 1995




        This plan is to substantially conform to the Preliminary layout dated June 7, 1995 by HPC Architecture.




















                                 EXHIBIT "C-1"

                          COMMENCEMENT DATE MEMORANDUM


LANDLORD:    THE CILKER REVOCABLE TRUST OF OCTOBER 9, 1990
             ---------------------------------------------

TENANT:      JT STORAGE, INC.
             ----------------

LEASE DATE:
             ----------------------------------------------

PREMISES:    166 BAYPOINTE PARKWAY
             ----------------------
             SAN JOSE, CALIFORNIA
             ----------------------


         Pursuant to Paragraph 4.A. of the above referenced Lease, the Commencement Date is hereby established as ___________________________, 1995.




                                         LANDLORD

                                         THE CILKER REVOCABLE TRUST OF
                                         OCTOBER 9, 1990


                                         By:
                                              ---------------------------------
                                                William H. Cilker

                                         Its:
                                              ---------------------------------


                                         TENANT

                                         JT STORAGE, INC.


                                         By:
                                              ---------------------------------

                                         Its:
                                              ---------------------------------








                                  EXHIBIT "D"